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                                                                      Exhibit 21

                    SUBSIDIARIES OF NATURAL GOLF CORPORATION


SUBSIDIARY                                     JURISDICTION OF ORGANIZATION
-----------------------------------------      ---------------------------------

Natural Golf Schools Corporation               Illinois

Natural Golf Field Sales Corporation           Illinois

Natural Golf Products Corporation              Illinois